Exhibit 4.2

FORM OF NOTE

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1 1⁄2)” SALE.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: [●]	Principal: U.S. $[●]

FOR VALUE RECEIVED, V-REVOLVER SUB LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [●], or its registered assigns (the “Holder”) the principal amount of [●] Dollars ($[●]) pursuant to, and in accordance with, the terms of that certain Note Purchase Agreement, dated as of August 7, 2024, by and among Borrower, Vacasa, Inc., a Delaware corporation (the “Company” and together with Borrower, the “Company Parties”), Vacasa Holdings LLC, a Delaware limited liability company, the Purchasers (as defined therein) party thereto, and Acquiom Agency Services LLC, in its capacities as administrative agent and collateral agent (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Note Purchase Agreement”). Borrower hereby promises to pay accrued and unpaid Interest (as defined below) and premium, if any, on the Principal on the dates, at the rates and in the manner provided for in the Note Purchase Agreement. This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, this “Note”) is one of the Senior Secured Convertible Notes issued pursuant to the Note Purchase Agreement (collectively, including all Senior Secured Convertible Notes issued in exchange, transfer or replacement thereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement.

Except as expressly provided in the Note Purchase Agreement, Borrower has no right, but under certain circumstances may have an obligation, to make payments of Principal prior to the fifth (5th) anniversary of the Funding Date. At any time an Event of Default exists, the Principal of this Note, together with all accrued and unpaid Interest and any applicable premium due, if any, may be declared, or shall otherwise become, due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

1.           Definitions.

(a)          Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

(i)          “Change of Control Rules” means (i) prior to receipt of Shareholder Approval, the change of control provisions of the Revolving Credit Agreement and the Principal Trading Market and NASDAQ Listing Standard Rule 5635(d); and (ii) after receipt of Shareholder Approval, the change of control provisions of the Revolving Credit Agreement.

(ii)          “Common Stock” means the Class A Common Stock, par value $0.00001 per share, of the Company.

(iii)       “Conversion Amount” means the Principal and accrued but unpaid Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(iv)         “Conversion Price” means, as of any Conversion Date or other date of determination, $[●] per Share, subject to adjustment as provided herein and subject to appropriate adjustment to reflect any subdivision of outstanding Common Stock (by any stock split, stock dividend, recapitalization or otherwise) or combination of outstanding Common Stock (by combination, reverse stock split or otherwise).

(v)          “Dollars” or “$” means United States Dollars.

(vi)         “Eligible Market” means the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the NYSE Alternext or the Nasdaq Capital Market.

(vii)       “Equity Conditions” means, with respect to any given date of determination: (i) on each day during the period beginning five (5) calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), on such applicable date of determination one or more registration statements shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously issued pursuant to such prospectus deemed unavailable) for the issuance to the Holder of all Conversion Shares issuable as a result of a Conversion Notice issued after the Holder has received notice of a Borrower Optional Redemption (each, the “Borrower Option Registration Statement”) or such shares of Common Stock are freely tradable pursuant to Rule 144; (ii) on each day during the Equity Conditions Measuring Period, the Conversion Shares issuable in connection with a Conversion Notice described in clause (i) above are listed or designated for quotation (as applicable) on a Trading Market and shall not have been suspended from trading on a Trading Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by a Trading Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by delisting decision by the hearing panel of such Trading Market; (iii) any Conversion Shares to be issued in connection with a Conversion Notice described in clause (i) above may be issued in full without violating the rules or regulations of the Trading Market on which the Common Stock is then listed or designated for quotation (as applicable) or breach of the Change of Control Rules; (iv) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Change in Control Transaction shall have occurred which has not been abandoned, terminated or consummated; (v) the Company shall have no knowledge of any fact that would reasonably be expected to cause the applicable Borrower Option Registration Statement to not be effective or the prospectus contained therein to not be available for the issuance of all Conversion Shares issuable in connection with a Conversion Notice described in clause (i) above; (vi) the Holder shall not be in possession of any material, non-public information provided to it by the Company, any of its subsidiaries or any of their respective Affiliates, employees, officers, representatives, agents or the like without the Holder’s consent (for the avoidance of doubt, any information received or deemed received by Holder by virtue of its Nominees serving as members of the Board of Directors of the Company shall not constitute information received by Holder without its consent); (vii) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of this Note or the Note Purchase Agreement, including, without limitation, the Company shall not have failed to timely make any payment pursuant to this Note or the Note Purchase Agreement; and (viii) on the applicable date of determination all shares of Common Stock issuable in connection with a Conversion Notice described in clause (i) above shall be available under the certificate of incorporation of the Company.

(viii)      “Equity Conditions Failure” means that on each day during the period commencing five (5) Trading Days prior to the applicable Borrower Option Notice Date through and including the applicable Redemption Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(ix)       “Interest” means any interest (including any default interest) accrued on the Principal pursuant to the terms of this Note and the Note Purchase Agreement.

(x)          “Issuance Date” means [●], regardless of any exchange or replacement hereof.

(xi)        “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or a political subdivision thereof.

(xii)        “Principal” means the outstanding principal amount of this Note as of any date of determination.

(xiii)      “Redemption Date” means the date fixed, pursuant to the Redemption Notice in Section 3(b), for the settlement of the repurchase of any Notes by the Borrower pursuant to a Borrower Optional Redemption.

(xiv)       “Required Note Holders” means Holders of at least 50.1% of the aggregate principal amount of the Notes outstanding.

(xv)       “SEC” means the Securities and Exchange Commission.

(xvi)       “Securities Act” means the Securities Act of 1933, as amended.

(xvii)      “Shares” means shares of Common Stock.

(xviii)    “Trading Day” means any day on which the Common Stock is traded for any period on the Eligible Market or the other principal securities exchange or other securities market or quotation system on which the Common Stock is then being traded.

2.           Conversion Rights. This Note may be converted into Shares at the Holder’s option, on the terms and conditions set forth in this Section 2 and Section 3(c).

(a)        Conversion at Option of the Holder. On or after the date hereof, the Holder shall be entitled to convert (a “Conversion”) all, but not less than all (except as otherwise provided in Section 2(f)), of the Principal and any accrued but unpaid Interest into fully paid and nonassessable Shares (the “Conversion Shares”) in accordance with this Section 2 at the Conversion Rate (as defined in Section 2(b)). The Company shall not issue any fraction of a Share upon any Conversion. If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up or down to the nearest whole share (with 0.5 rounded up).

(b)        Conversion Rate. The number of Conversion Shares issuable upon a Conversion of this Note pursuant to this Section 2 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

(c)          Mechanics of Conversion. The conversion of this Note pursuant to this Section 2 shall be conducted in the following manner:

(i)          Holder’s Delivery Requirements. To convert the Conversion Amount into Conversion Shares on any date (the “Conversion Date”) pursuant to this Section 2, the Holder shall transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company Parties (Attention: Craig Gracey and Sarah Anderson; Email: craig.gracey@vacasa.com and sarah.anderson@vacasa.com).

(ii)         Company Parties’ Response. Upon receipt by the Company Parties of a copy of a Conversion Notice, the Company Parties shall (A) immediately send, via facsimile or electronic mail, a confirmation of receipt of such Conversion Notice to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the second (2nd) Business Day following the date of receipt by the Company Parties of such Conversion Notice (the “Share Delivery Date”); (I) provided, that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the Holder is eligible to receive Shares through DTC, credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (II) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a stock certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. This Note and the Conversion Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares if the Unrestricted Conditions (as defined below) are met.

(iii)         Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company Parties shall instruct the Transfer Agent to issue to the Holder or its designee the number of Conversion Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile or electronic mail within one (1) Business Day of receipt of the Holder’s Conversion Notice or other date of determination. If the Holder and the Company Parties are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company Parties shall promptly (and in any event within two (2) Business Days) submit the dispute via electronic mail to an independent, reputable investment banking firm agreed to by the Company Parties and the Required Note Holders. The Company Parties shall direct the investment bank to perform the determinations or calculations and notify the Company Parties and the Holder of the results no later than one (1) Business Day from the time it receives the disputed determinations or calculations. Such investment bank’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. The Company Parties shall instruct the Transfer Agent to issue to the Holder or its designee any remaining Conversion Shares required to be issued to the Holder pursuant the decision of such investment bank within one (1) Business Day of such decision.

(iv)       Record Holder. The Person or Persons entitled to receive the Conversion Shares issuable upon a Conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares upon delivery of the Conversion Notice via facsimile, electronic mail, or otherwise in accordance with the terms hereof.

(v)          Company Parties’ Failure to Timely Convert.

(A)          Cash Damages. If within two (2) Business Days after the Company Parties’ receipt of the facsimile or electronic mail copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for, or credit the Holder’s or its designee’s balance account with DTC with, the number of Conversion Shares (free of any restrictive legend if the Unrestricted Conditions (as defined below) are met) to which the Holder is entitled upon the Holder’s Conversion of any Conversion Amount (subject to Section 2(c)(iii)), then in addition to all other available remedies that the Holder may pursue hereunder and under the Note Purchase Agreement, the Company Parties shall pay to the Holder the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares purchased to make delivery in satisfaction of a sale by the Holder of the Conversion Shares to which the Holder is entitled but has not received upon a Conversion exceeds (B) the net proceeds received by the Holder from the sale of the Shares to which the Holder is entitled but has not received upon such Conversion. If the Company Parties fail to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company Parties continue to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice.

(B)          Void Conversion Notice. If for any reason the Holder has not received all of the Conversion Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a Conversion of this Note (a “Conversion Failure”), then the Holder, upon written notice to the Company Parties (a “Void Conversion Notice”), may void its Conversion Notice and have returned this Note; provided, that the voiding of the Holder’s Conversion Notice shall not affect the Company Parties’ obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise.

(C)         Event of Default. A Conversion Failure shall constitute an Event of Default under the Note Purchase Agreement and entitle the Holders to all payments and remedies provided under the Note Purchase Agreement upon the occurrence of an Event of Default. For the avoidance of doubt, any partial Conversions pursuant to Section 2(f) will not constitute an Event of Default under the Note Purchase Agreement.

(d)          Legends.

(i)          Restrictive Legend. The Holder understands that until such time as this Note or the Conversion Shares have been registered under the Securities Act (including pursuant to the Registration Rights Agreement) or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Note and the Conversion Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1 1⁄2)” SALE.”

(ii)       Removal of Restrictive Legends. This Note and the certificates evidencing the Conversion Shares, as applicable, shall not contain any legend restricting the transfer thereof (including the legend set forth above in Section 2(d)(i)): (A) while a registration statement covering the sale or resale of such security is effective under the Securities Act (including pursuant to the Registration Rights Agreement), or (B) following any sale of such Note and/or Conversion Shares pursuant to Rule 144, or (C) if such Note or Conversion Shares, as the case may be, are eligible for sale under Rule 144(b)(1), or (D) if the holder of this Note or the Conversion Shares, as applicable, certifies, on or after the date that is six (6) months after the Funding Date, that such holder is not an “affiliate” of the Company (as defined in Rule 144), or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”).Promptly after the date that a registration statement covering the resale of the Notes and/or Conversion Shares has been declared effective by the SEC (the “Effective Date”), or at such other time as any of the Unrestricted Conditions have been satisfied, the Company Parties shall effect issuance of this Note without a restrictive legend or removal of the legend hereunder or, in the case of the Conversion Shares, cause to be delivered to the Transfer Agent any documentation required by the Transfer Agent to effect the issuance of the Conversion Shares without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions are met at the time of issuance of any of the Conversion Shares, then such Conversion Shares shall be issued free of all legends. The Company Parties agree that following the Effective Date or at such time as any of the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(d), the Company Parties will, no later than three (3) Trading Days following the delivery by the Holder to the Company Parties or the Transfer Agent of this Note and a certificate representing Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Holder this Note and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. The Company Parties acknowledge that the remedy at law for a breach of their respective obligations under this Section 2(d)(ii) will be inadequate and agrees that, in the event of a breach or threatened breach of this Section 2(d)(ii), the holder of this Note and/or the Conversion Shares, as applicable, shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(iii)         Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from this Note and any certificates representing securities as set forth in Section 2(d) above is predicated upon the Company Parties’ reliance that the Holder will sell this Note or any Conversion Shares, as applicable, pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

(e)          Dividend, Subdivision, Combination or Reclassification.

(i)          If the Company shall, at any time or from time to time, (A) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock) (other than a dividend for which the Holder would be entitled to participate pursuant to Section 5 hereof), (B) subdivide the outstanding Common Stock into a larger number of shares of Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares of its Common Stock, or (D) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon Conversion after such date shall be entitled to receive the aggregate number and kind of shares of capital stock which, if this Note had been converted immediately prior to such date, such holder would have owned upon such Conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend on the Common Stock payable in shares of its capital stock (including Common Stock) is declared and such dividend is not paid, the Conversion Price shall again be adjusted to be the Conversion Price, in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 2 from and after such record date).

(ii)        Notwithstanding anything to the contrary in Section 2(e)(i), the Conversion Price will not be adjusted on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 2(e)(i) if the Holder of this Note participates, at the same time and on the same terms as holders of the Common Stock, and solely by virtue of being the Holder of this Note, in such transaction or event without having to convert this Note and as if the Holder of this Note held a number of shares of Common Stock equal to product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of this Note on such date.

(iii)       The Conversion Price will not be adjusted except as provided in Section 2(e)(i). Without limiting the foregoing, the Conversion Price will not be adjusted on account of:

(A)        the issuance of any shares of Common Stock pursuant to any present or future plan approved by the Board of Directors of the Company providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B)         the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries (provided, that such plan, program or assumption is approved by the Board of Directors of the Company);

(C)          the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Issuance Date;

(D)          solely a change in the par value of the Common Stock; or

(E)          accrued and unpaid interest on this Note.

(f)          Partial Conversion.

(i)          Notwithstanding anything herein to the contrary, in the event that any Conversion pursuant to Section 2(a) would not be permitted in full without triggering the Change of Control Rules, then the Principal and all accrued but unpaid Interest shall be converted in part, at the maximum amount permitted without triggering such Change of Control Rules on the terms set forth in this Section 2.  The remaining Principal and any accrued but unpaid Interest not converted pursuant to the foregoing sentence shall remain outstanding until the Conversion of such amounts pursuant to this Section 2 does not trigger such Change of Control Rules.  At such time that Conversion of any portion of the remaining Principal would not trigger such Change of Control Rules, Holder shall have the option to cause the Conversion of any such portion of the remaining Principal and accrued but unpaid Interest that would not trigger such Change of Control Rules on the terms set forth in this Section 2.

(ii)          In the event of a Conversion in part pursuant to Section 2(f)(i), notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Note to the Company Parties; provided, however, that if the Holder elects to physically surrender this Note for Conversion, then the Company Parties shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at their own expense, issue and deliver to the Holder a new Note representing the Principal not converted and cancel this Note. The Holder and the Company Parties shall maintain records showing the Principal and accrued but unpaid Interest converted and the dates of such Conversions or shall use such other methods, reasonably satisfactory to the Holder and the Company Parties, so as not to require physical surrender of this Note upon any such partial Conversion pursuant to this Section 2(f). Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company Parties, whereupon the Company Parties will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following Conversion or redemption of any portion of this Note pursuant to this Section 2(f), the Principal of this Note may be less than the principal amount stated on the face hereof.

3.          Borrower’s Optional Redemption.

(a)         Borrower Optional Redemption.  Following the date that is three (3) years from the Issuance Date, if the closing price per share of the Common Stock exceeds 225% of the Conversion Price for twenty (20) out of thirty (30) consecutive Trading Days, Borrower may, at its option, redeem all, but not less than all, of the Principal and accrued but unpaid Interest under this Note at a redemption price equal to one hundred percent (100%) of such Principal and accrued but unpaid Interest under this Note (“Borrower Optional Redemption”); provided, that in no event shall Borrower be permitted to effect the Borrower Optional Redemption (x) while an Event of Default has occurred and not been cured (to the extent such Event of Default is subject to a cure right under the Note Purchase Agreement), (y) while Borrower or the Company is otherwise in material breach of any term of this Note or the Note Purchase Agreement or (z) in the event of an Equity Conditions Failure.

(b)         Notice; Settlement.  Borrower shall provide the Holder with fifteen (15) days’ advance written notice (the date of such notice, the “Borrower Option Notice Date”) of its election to effect the Borrower Optional Redemption, which notice shall include the proposed Redemption Date and instructions for return of the original Note to the Company Parties, at the Company Parties’ expense, following the Redemption Date.

(c)        Conversion Upon Borrower Optional Redemption. In the event the Holder issues a Conversion Notice after the Holder has received notice of a Borrower Optional Redemption, such Conversion Notice must be received by the Borrower no later than the second (2nd) Business Day before the Redemption Date specified in the notice of the Borrower Optional Redemption. For the avoidance of doubt, in the event the Borrower receives the Conversion Notice referred to in the preceding sentence later than the (2nd) Business Day before the Redemption Date specified in the notice of the Borrower Optional Redemption, the Holder will not be able to convert this Note.

4.          Voting Rights. Except as required by law, the Holder shall have no voting rights with respect to any of the Conversion Shares until delivery of the Conversion Notice relating to the conversion of this Note upon which such Conversion Shares are issuable.

5.          Participation. Except for any dividend on the Common Stock of the Company payable in shares of the Company’s capital stock pursuant to Section 2(e)(i)(A), the Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend to the holders of Common Stock.

6.           Amendment; Waiver. The terms and provisions of this Note shall not be amended or waived except in a writing signed by the Company Parties and the Holder.

7.          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Note Purchase Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by Borrower or the Company to comply with the terms of this Note. Each of Borrower and the Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Each of Borrower and the Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. Each of Borrower and the Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

8.          Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company Parties and all purchasers of Notes pursuant to the Note Purchase Agreement and shall not be construed against any Person as the drafter hereof.

9.          Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.        Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.1 of the Note Purchase Agreement.

11.         Restrictions on Transfer.

(a)         Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act. Except as provided in the Registration Rights Agreement, none of the Note or the Conversion Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(a)(1½)” transaction.

(b)         Assignment. Subject to Section 11(a), the Holder may sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Note in accordance with Section 7.5 of the Note Purchase Agreement; provided that (i) the Holder shall deliver three (3) days’ prior written notice to the Company Parties, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be assigned and the respective principal amount of the Note to be assigned to each assignee, (ii) other than an assignment or transfer pursuant to an effective registration statement filed with the SEC covering the disposition of the Note or pursuant to Rule 144, the Holder shall deliver to the Company Parties a legal opinion reasonably acceptable to the Company Parties which in the case of a so called “4(a)(1½)” transaction shall be substantially in the form attached hereto as Exhibit C, and (iii) the Holder shall otherwise comply with Section 7.5 of the Note Purchase Agreement. If the Company Parties’ consent, such Company Parties shall effect the assignment within three (3) business days, and shall deliver to the assignee(s) designated by Holder a Note or Notes of like tenor and terms for the appropriate principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Holder. The provisions of this Note are intended to be for the benefit of all Holders from time to time of this Note, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company Parties that such sale or transfer is a so called “4(a)(1½)” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company Parties substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(a)(1½)” transaction.

12.        Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of Borrower or the Company or other proceedings affecting Borrower’s or the Company creditors’ rights and involving a claim under this Note, then the Company Parties shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

13.        Cancellation. After all Principal, Interest and other amounts at any time owed under, or on account of, this Note have been paid in full or converted into Conversion Shares in accordance with the terms hereof, this Note shall automatically be deemed cancelled, shall be surrendered to the Company Parties for cancellation and shall not be reissued.

14.       Waiver of Notice. To the extent permitted by law, the Company Parties hereby waive demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Purchase Agreement.

(a)         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. The Holder and the Company Parties agree that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each of the Holder and the Company Parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each of the Holder and the Company Parties hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or other proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Note Purchase Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

15.        Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a stock split, stock dividend, stock combination or other similar event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event.

16.        Counterparts.  This Note may be executed in several counterparts, and by each of Borrower and the Company on separate counterparts, each of which and any photocopies, facsimile copies or other electronic transmission (including by PDF) thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

17.        Execution. A facsimile, telecopy, PDF or other reproduction of this Note may be delivered by Borrower and the Company, and an executed copy of this Note may be delivered by Borrower and the Company by facsimile, e-mail or other similar electronic transmission device pursuant to which the signature of or on behalf of the Company can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. Borrower and the Company each hereby agrees that it shall not raise the execution of facsimile, PDF or other reproduction of this Note, or the fact that any signature was transmitted by facsimile, e-mail or other similar electronic transmission device, as a defense to Borrower’s or the Company’s execution of this Note. Notwithstanding the foregoing, the Company Parties shall be required to deliver an originally executed Note to the Holder.

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IN WITNESS WHEREOF, the Company Parties have caused this Note to be duly executed as of the date first set forth above.

BORROWER:

V-REVOLVER SUB LLC

By:
Name:
Title:

COMPANY:

VASASA, INC.

By:
Name:
Title:

[Signature Page to Senior Secured Convertible Note]

Exhibit A

CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the “Note”) of V-REVOLVER SUB, LLC, a Delaware limited liability company (“Borrower”), in the original principal amount of $[●]. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Shares of Common Stock, par value $0.00001 per share (the “Common Stock”), of Vacasa, Inc., a Delaware corporation (the “Company”), as of the date specified below.

Date of Conversion:

Conversion Amount to be converted at the Conversion Price (as defined in the Note):

Please confirm the following information:

Conversion Price: $[●]

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Email Address:

Authorization:

By:

Title:

Dated:

DTC Participant Number and Name (if electronic book entry transfer):

Account Number (if electronic book entry transfer):

Exhibit A - 1

Exhibit B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached Senior Secured Convertible Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $_______ from V-Revolver Sub LLC, a Delaware limited liability company (“Borrower”), evidenced by the attached Note and does hereby irrevocably constitute and appoint ____________ attorney to transfer the said Note on the books of Borrower, with full power of substitution in the premises.

Dated:

Signature

Fill in for new registration of Note:

Name:

Address:

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Note in every particular, without alteration or enlargement or any change whatsoever.

Exhibit B - 1

Exhibit C

FORM OF OPINION

_________, 20__

[___________]

Re:          V-REVOLVER SUB LLC (“Borrower”) and VACASA, INC. (the “Company”)

Ladies and Gentlemen:

[___________] (“[___________]”) intends to transfer its Senior Secured Convertible Note in the principal amount of $___________ (the “Note”) of Borrower to ___________ (“___________”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection herewith, we have examined such documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Note by ___________ to ___________ may be effected without registration under the Securities Act, provided, however, that the Note to be transferred to contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Note is subject to a stop order.

The foregoing opinion is furnished only to ___________ and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

 Exhibit C - 1